Exhibit 99(h-1)

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

THIS AGREEMENT is made as of ________, 2008 by and among PNC Global Investment Servicing (U.S.) Inc., a Massachusetts corporation (“PNC”), Fairholme Funds, Inc. a Maryland corporation (the “Fund”) and Fairholme Capital Management, L.L.C. (the “Adviser”), which is a party hereto with respect to Section 9 only.  Capitalized terms not otherwise defined shall have the meanings set forth in Appendix A.

BACKGROUND

A.        The Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”).

B.        The Fund wishes to retain PNC to provide administration and accounting services to its investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a “Portfolio”), and PNC wishes to furnish such services.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1.           Appointment.  The Fund hereby appoints PNC to provide administration and accounting services to each of the Portfolios, in accordance with the terms set forth in this Agreement.  PNC accepts such appointment and agrees to furnish such services to the Fund with respect to each Portfolio.  PNC shall be under no duty to take any action hereunder on behalf of the Fund or any Portfolio except as specifically set forth herein or as may be specifically agreed to by PNC and the Fund in a written amendment hereto. PNC shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Fund or by any other third party service provider to the Fund.

2.	Instructions.

(a)        Unless otherwise provided in this Agreement, PNC shall act only upon Oral Instructions or Written Instructions.

(b)        PNC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PNC to be an Authorized Person) pursuant to this Agreement.  PNC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund’s Board of Directors or of the Fund’s shareholders, unless and until PNC receives Written Instructions to the contrary.

(c)       The Fund agrees to forward to PNC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PNC or its affiliates) so that PNC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received.  The fact that such confirming Written Instructions are not received by PNC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PNC’s ability to rely upon such Oral Instructions.

3.	Right to Receive Advice.

(a)       Advice of the Fund.  If PNC is in doubt as to any action it should or should not take, PNC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

(b)       Advice of Counsel.  If PNC shall be in doubt as to any question of law pertaining to any action it should or should not take, PNC may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser or PNC, at the option of PNC).

(c)       Conflicting Advice.  In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PNC receives from the Fund and the advice PNC receives from counsel, PNC may rely upon and follow the advice of counsel.

(d)       No Obligation to Seek Advice. Nothing in this section shall be construed so as to impose an obligation upon PNC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

4.	Records; Visits.

(a)       The books and records pertaining to the Fund and the Portfolios which are in the possession or under the control of PNC or were created or maintained for the Fund by PNC in connection with its services hereunder shall be the property of the Fund. The Fund and Authorized Persons shall have access to such books and records at all times during PNC’s normal business hours.  Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PNC to the Fund or to an Authorized Person, at the Fund’s expense.

(b)	PNC shall keep the following records:

(i)	all books and records with respect to each Portfolio’s books of account;

(ii)	records of each Portfolio’s securities transactions; and

(iii)	all other books and records as PNC is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

5.           Confidentiality.   Each party shall keep confidential any information that it receives from the other party relating to such party's business and shareholders (including prior, current and future shareholders) ("Confidential Information") and shall not use such Confidential Information for any purpose other than the performance of such party's duties and responsibilities in connection with this Agreement.  Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PNC, their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PNC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential.  Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by PNC in connection with an independent third party compliance or other review; provided, however, that the party to whom such information is disclosed is subject to a commercially reasonable confidentiality obligation; (h) is reasonably necessary or desirable for PNC to release such information in connection with the provision of services under this Agreement and the release of such information has been consented to in writing by the Fund or the Adviser, such consent not to be unreasonably withheld; or (i) has been or is independently developed or obtained by the receiving party.  The provisions of this Section 5 shall survive termination of this Agreement.

6.           Liaison with Accountants.  PNC shall act as liaison with the Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Portfolio.  PNC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

7.           PNC System.  PNC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PNC in connection with the services provided by PNC to the Fund.

8.	Representations and Warranties; Disaster Recovery.

(a)        PNC represents, warrants and covenants to the Fund, and, unless otherwise stated, such representations, warranties and covenants shall be deemed to be continuing throughout the term of this Agreement, that:

(i)           PNC has obtained all regulatory approvals necessary to perform the services contemplated by this Agreement and there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of its obligations pursuant to this Agreement

(ii)           To the extent PNC has access to the Fund’s portfolio holdings prior to their public dissemination, PNC will comply with the Fund’s portfolio holdings disclosure policy;

(iii)           PNC has an insurance policy covering directors’ and officers’ errors and omissions in effect, and upon the Fund’s reasonable request, PNC shall provide to the Fund evidence of such policy and the amount of coverage; provided, however, that PNC may maintain such insurance through one or more of its affiliates;

(b)       PNC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available.  In the event of equipment failures, PNC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions.  PNC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PNC’s own intentional misconduct, bad faith or gross negligence with respect to its duties under this Agreement.  Upon reasonable request of the Fund, PNC shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided to the Fund hereunder.

9.	Compensation.

(a)        As compensation for services rendered by PNC during the term of this Agreement, the Adviser, on behalf of the Fund and each Portfolio, will pay to PNC a fee or fees as may be agreed to in writing by the Fund and PNC.

(b)        The undersigned hereby represents and warrants to PNC that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to PNC (to the extent such benefits have been disclosed by PNC to the Fund) or to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments  made or to be made by PNC to such adviser or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board of Directors of the Fund and that, if required by applicable law, such Board of Directors has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

(c)        Notwithstanding the limitation of liability provisions of this Agreement or the termination of this Agreement, the Adviser, on behalf of the Fund and each Portfolio, shall remain responsible for paying to PNC the fees set forth in the applicable fee letter to the extent such fees were accrued by the Fund prior to termination of this Agreement.

10.	Standard of Care/Limitation of Liability.

(a)        Subject to the terms of this Section 10, PNC shall be liable to the Fund (or any person or entity claiming through the Fund) for damages only to the extent caused by:  (i) PNC’s own intentional misconduct, bad faith or negligence with respect to its duties under this Agreement; or (ii) violations with respect to the Fund (as determined by the SEC or a court of competent jurisdiction in a final non-appealable order of the SEC or such court) of a criminal statute or material violation with respect to the Fund (as determined by the SEC or a court of competent jurisdiction in a final non-appealable order of the SEC or such court) of any other statute which statute is applicable to the duties PNC is obligated to perform under this Agreement (“Standard of Care”).

(b)        PNC shall not be liable for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation: acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; non-performance by a third party (other than subcontractors of PNC for causes other than those described herein); failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.

(c)        PNC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PNC reasonably believes to be genuine.  PNC shall not be liable for any damages that are caused by actions or omissions taken by PNC in accordance with Written Instructions or advice of counsel.  PNC shall not be liable for any damages arising out of any action or omission to act by any prior service provider of the Fund or for any failure to discover any such error or omission.

(d)       No party to this Agreement or its affiliates shall be liable to the other party for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by such party or its affiliates.

(e)       Each party shall have a duty to mitigate damages for which the other party may become responsible.

(f)        This Section 10 shall survive termination of this Agreement.

11.       Indemnification.

(a)        Absent PNC’s failure to meet its Standard of Care (defined in Section 10 above), the Fund agrees to indemnify, defend and hold harmless PNC and its affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from: (a) any action or omission to act by the Fund or any prior service provider of the Fund (other than PNC or its affiliates); and (b) any action taken or omitted to be taken by PNC in connection with the provision of services to the Fund.

(b)        PNC agrees to indemnify, defend and hold harmless the Fund and its affiliates and their respective directors, trustees, officers, agents, shareholders and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from PNC’s breach of the Standard of Care set forth in this Agreement or from PNC’s failure to comply with any law applicable to it in connection with the services it will provide to the Fund hereunder; provided, however, PNC shall have no obligation under this Section 11(b) with respect to any claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from the Fund’s intentional misconduct, bad faith or negligence.  This Section 11(b) states the sole and exclusive remedy of the Fund (or any person or entity claiming through the Fund) under this Agreement

(c)        This Section 11 shall survive termination of this Agreement.

12.      Description of Accounting Services on a Continuous Basis.  PNC will perform and provide the following accounting services with respect to each Portfolio:

(i)	Journalize investment, capital share and income and expense activities;

(ii)	Verify investment buy/sell trade tickets when received from the Adviser and transmit trades to the Fund’s custodian (the “Custodian”) for proper settlement;

(iii)       Maintain individual ledgers for investment securities;

(iv)	Maintain historical tax lots for each security;

(v)	Reconcile cash and investment balances of the Portfolio with the Custodian, and provide the Adviser with the beginning cash balance available for investment purposes;

(vi)	Update the cash availability throughout the day as required by the Adviser;

(vii)	Post to and prepare the Statement of Assets and Liabilities, the Statement of Operations and the Statement of Changes in Net Assets on a monthly basis;

(viii)	Calculate various contractual expenses (e.g., advisory and custody fees);

(ix)	Monitor daily expense accruals and update accruals at the direction of the Fund;

(x)	Control all disbursements and authorize such disbursements upon Written Instructions;

(xi)	Calculate capital gains and losses;

(xii)	Determine net income;

(xiii)
Obtain security market quotes from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of each Portfolio’s investments in accordance with the Fund's valuation policies or guidelines; provided, however, that PNC shall not under any circumstances be under a duty to independently price or value any of the Fund's investments itself or to confirm or validate any information or valuation provided by the Adviser or any other pricing source, nor shall PNC have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

(xiv)	Transmit or make available a copy of the daily portfolio valuation and other daily reports to the Adviser upon the Adviser’s reasonable request;

(xv)	Compute net asset value and transmit such value to those parties identified to PNC by the Fund or Adviser;

(xvi)
As appropriate, compute yields, total returns of the Portfolio and appropriate indices, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity on a monthly basis;

(xvii)	Provide access to DRAS (Data Reporting and Analytic Suite); and

13.       Description of Administration Services on a Continuous Basis.  PNC will perform and provide the following administration services with respect to each Portfolio:

(i)	Prepare quarterly broker security transactions summaries;

(ii)        Prepare monthly security transaction listings;

(iii)	Supply various normal and customary Portfolio and Fund statistical data as requested on an ongoing basis;

(iv)
Prepare for execution and filing Federal and state tax returns (as requested); prepare state income tax breakdowns (where relevant); file Form 1099 for payments to disinterested directors and service providers; monitor wash sale losses; calculate eligible dividend and distribution income for corporate shareholders, qualified dividend income, percent of government income, any foreign tax credits and any other Fund or Portfolio tax requirement;

(v)
On a monthly basis, monitor the Portfolio’s status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended, including without limitation, review of asset diversification requirements, qualifying income requirements and distribution requirements;

(vi)
Prepare in accordance with then-current applicable regulatory requirements the Portfolio’s financial statements for its annual and semi-annual shareholder reports, and prepare in accordance with then-current applicable regulatory requirements and coordinate the filing of Forms N-CSR, N-Q and N-PX (with the Fund providing the voting records in the format required by PNC); provide any certifications reasonably requested by the Fund in connection with the foregoing and Form N-SAR;

(vii)
Prepare, and coordinate the filing of, annual Post-Effective Amendments to the Fund’s Registration Statement (not including the creation of a new series or class); provide financial data required in the prospectus and statement of additional information (“SAI”) to the extent such financial data has been prepared by or is in the possession of PNC;  prepare and file (or coordinate the filing of) (i) semi-annual reports on Form N-SAR and (ii) Notices pursuant to Rule 24f-2;

(viii)
Administratively assist in obtaining the fidelity bond and directors’ and officers’/errors and omissions insurance policies for the Fund; coordinate and assist with the filing of the Fund’s fidelity bond with the SEC through a third party filing vendor;

(ix)	Draft agendas (with final selection of agenda items being made by Fund counsel) and resolutions for quarterly board meetings and, if requested and for an additional fee, any special board meeting;

(x)	Assemble and mail board materials for quarterly board meetings and, if requested and for an additional fee, any special board meeting.

(xi)	Attend quarterly and special board meetings and, if requested, draft minutes thereof;

(xii)
Provide compliance policies and procedures related to services covered under Rule 38a-1 under the 1940 Act and provided by PNC and, if mutually agreed, certain PNC affiliates, summary procedures thereof and periodic certification letters;

(xiii)	Maintain a regulatory calendar for the Fund listing various SEC filing and board approval deadlines;

(xiv)	Annually, provide three estimates of net investment income and capital gains distribution requirement;

(xv)	Monitor the Portfolio’s compliance with the policies and investment restrictions/limitations set forth in its prospectus and SAI;

(xvi)	Monitor applicable regulatory and operational service issues, and update the board of directors periodically; and

(xvii)	Provide access to the Coates Dashboard pursuant to the terms of Exhibit B attached hereto. Exhibit B is hereby incorporated into this Agreement in its entirety.

All regulatory services are subject to the review and approval of Fund counsel.

14.	Duration and Termination.

(a)        This Agreement shall be effective on the date first written above and unless terminated pursuant to its terms shall continue for a period of two (2) years (the “Initial Term”).

(b)        Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year (“Renewal Terms”) each, unless the Fund or PNC provides written notice to the other of its intent not to renew.  Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term.

(c)        In the event of termination, all expenses associated with movement of records and materials and conversion thereof to a successor service provider will be borne by the Fund and paid to PNC prior to any such conversion.

(d)        If a party hereto materially breaches this Agreement (a “Defaulting Party”), the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party (“Breach Notice”), and if such material failure shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(e)          Notwithstanding anything contained in this Agreement to the contrary (other than as contained in Section 14(f) below), if in connection with a Change in Control (for purposes of this Section 14(e) “Change of Control” is defined to mean a merger, consolidation, adoption, acquisition, change in control, re-structuring, or re-organization of or any other similar occurrence involving the Fund) the Fund gives notice to PNC terminating it as the provider of any of the services hereunder or if the Fund otherwise terminates this Agreement before the expiration of the Initial Term (“Early Termination”):

(i)
PNC shall, if requested by the Fund, make a good faith effort to facilitate a conversion to the Fund’s successor service provider, provided that PNC does not guarantee that it will be able to effect a conversion on the date(s) requested by the Fund and before the effective date of the Early Termination, the Fund shall pay to PNC an amount equal to all fees and other amounts (“Early Termination Fee”) calculated as if PNC were to provide all services hereunder until the expiration of the Initial Term. The Early Termination Fee shall be calculated using the average of the monthly fees and other amounts due to PNC under this Agreement during the last three calendar months before the date of the notice of Early Termination (or if not given the date it should have been given). The Fund expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to PNC for the termination of services before the expiration of the Initial Term. If any of the Fund’s assets serviced by PNC under this Agreement are removed from the coverage of this Agreement during the Initial Term (“Removed Assets”) and are subsequently serviced by another service provider (including the Fund or any affiliate of the Fund): (i) the Fund will be deemed to have caused an Early Termination with respect to such Removed Assets as of the day immediately preceding the first such removal of assets and (ii) at, PNC’s option, either (1) the Fund will also be deemed to have caused an Early Termination with respect to all non-Removed Assets as of a date selected by PNC or (2) this Agreement will remain in full force and effect with respect to all non-Removed Assets.

(f)          In the event that this Agreement is terminated in accordance with the provisions of Section 14(d) above, Section 14(e) above shall be treated as if it was not a part of this Agreement.

15.       Notices. Notices shall be addressed (a) if to PNC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as PNC may inform the Fund in writing); (b) if to the Fund, at 4400 Biscayne Blvd., 9th Floor, Miami, FL 33137, Attention: President (or such other address as the Fund may inform PNC in writing), with a copy to the Adviser, at 4400 Biscayne Blvd., 9th Floor, Miami, FL 33137, Attention: President; or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party.  If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately.  If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed.  If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

16.       Amendments.  This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

17.       Assignment.  Neither party may assign this Agreement without the prior written consent of the other party; provided, however, that PNC may assign this Agreement to any majority-owned direct or indirect subsidiary of PNC or of The PNC Financial Services Group, Inc., provided that PNC gives the Fund thirty (30) days' prior written notice of such assignment and such assignment does not impair in any material respect the Fund's receipt of the services contemplated by this Agreement, and that any such assignment shall not relieve PNC of its liabilities hereunder.

18.       Counterparts.  This Agreement may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument.  The exchange of executed copies of this Agreement or of executed signature pages to this Agreement by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Agreement.

19.       Further Actions.  Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

20.	Miscellaneous.

(a)           Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies (in each instance except as required by applicable law, in which instance the Fund shall provide prompt written notice to PNC)  which would affect materially the obligations or responsibilities of PNC hereunder without the prior written approval of PNC, which approval shall not be unreasonably withheld or delayed. The scope of services to be provided by PNC under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, except those requirements that have been approved and are effective with respect to services being provided by PNC as of the date of this Agreement, unless the parties hereto expressly agree in writing to any such increase.

(b)           During the term of this Agreement and for one year thereafter, the Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PNC’s employees, and the Fund shall cause the Fund’s sponsor and the Fund’s affiliates to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PNC’s employees.  To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a PNC employee by the Fund, the Fund’s sponsor or an affiliate of the Fund if the PNC employee was identified by such entity solely as a result of the PNC employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

(c)           Except as expressly provided in this Agreement, PNC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement.  PNC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(d)           This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of PNC are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person. Neither this Agreement nor the provision of services under this Agreement establishes or is intended to establish an attorney-client relationship between the PNC and Fund or any other person.

(e)           The Fund will provide such information and documentation as PNC may reasonably request in connection with services provided by PNC to the Fund.

(f)           This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(g)           If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.

(h)           To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PNC’s affiliates are financial institutions, and PNC may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PNC may also ask (and may have already asked) for additional identifying information, and PNC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PNC GLOBAL INVESTMENT
SERVICING (U.S.) INC.

By: _________________________

Title: _________________________

FAIRHOLME FUNDS, INC.

By: _________________________

Title: _________________________

FAIRHOLME CAPITAL MANAGEMENT, LLC
(with respect to Section 9 only)

By: _________________________

Title: _________________________

EXHIBIT A

THIS EXHIBIT A, dated as of _________, 2008 is Exhibit A to that certain Administration and Accounting Services Agreement dated as of ________, 2008 by and among PNC Global Investment Servicing (U.S.) Inc., Fairholme Funds, Inc. and Fairholme Capital Management, L.L.C. (which is a party to the Agreement with respect to Section 9 only).

Portfolios

The Fairholme Fund

APPENDIX A

Definitions

As used in this Agreement:

(a)	“1933 Act” means the Securities Act of 1933, as amended.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)
“Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund’s Board of Directors to give Oral Instructions or Written Instructions on behalf of the Fund.  An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(d)
“Oral Instructions” mean oral instructions received by PNC from an Authorized Person or from a person reasonably believed by PNC to be an Authorized Person.  PNC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(e)	“SEC” means the Securities and Exchange Commission.

(f)	“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

(g)	“Shares” means the shares of common stock of any series or class of the Fund.

(h)
“Written Instructions” mean (i) written instructions signed by an Authorized Person (or a person reasonably believed by PNC to be an Authorized Person) and received by PNC or (ii) trade instructions transmitted (and received by PNC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier.  The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.

EXHIBIT B

1.           Definitions.  The terms in quotation marks below shall have the meanings ascribed to them below for purposes of this Exhibit B only (the “Exhibit”).  Capitalized words used in this Exhibit not defined in this Exhibit shall have the meanings ascribed to them elsewhere in the Agreement:

“Agreement” means the Administration and Accounting Services Agreement, dated as of _________, by and between PNC, Fairholme Funds, Inc. and Fairholme Capital Management, LLC.

“Coates” means Coates Analytics, LP, a Pennsylvania limited partnership.

“Data Sources” means one or more third party fund custodians or other sources of relevant financial information.

“Documentation” means the user documentation, if any, for the System.

“Fees” has the meaning set forth in Section 6(a).

“Fund Users” means certain of the Fund’s employees, including Fund management and administrative personnel, and individuals otherwise engaged by or affiliated with the Fund or its affiliates, as the Fund deems necessary.

“Intellectual Property Rights” has the meaning set forth in Section 2(b)(ii).

“Internet” means the communications network comprised of multiple communications networks   linking education, government, industrial and private computer networks.

“License” has the meaning set forth in Section 2(a).

“PNC” means PNC Global Investment Servicing (U.S.) Inc., Massachusetts corporation.

“Processed Data” has the meaning set forth in Section 4(a).

“Raw Data” means certain financial information from Data sources that the Fund desires to use with the System.

“Schedule” refers to any schedule attached to this Agreement, or any subsequently prepared document which the parties agree in writing to be considered a Schedule.

“Services” means the professional and other services related to the System specified on Schedule A attached hereto.

“Special Customizations” has the meaning set forth in Section 5(a)(iii).

“Specifications” means Coates’ current published specifications for the System.

“System” means the products specified on Schedule A attached hereto accessed through Coates’ web-based services (together with any related applications and databases and the Website).

“System Information” means all information, reports, manuals, publications and/or services, and all research, analysis, ratings, and data contained therein furnished by Coates to the Fund in connection with this Agreement, as well as any results or output generated by the System in connection with this Agreement.

“Term” means the Initial Term and any Renewal Terms.

“Third Party Sites” has the meaning set forth in Section 2(a).

“Website” means the Internet webpages hosted and maintained by Coates for the Fund.

2.	Services; License.

(a)        Grant of Access Licenses.  PNC, on behalf of Coates, hereby grants to the Fund a non-exclusive, non-transferable limited license to access, use and display the System during the Term solely for its own internal operations as contemplated by this Exhibit.  Each Fund User shall have a limited personal, non-exclusive, non-transferable license to access, use and display the System during the Term solely for the purposes contemplated by this Exhibit.  The foregoing Fund and Fund User access licenses are referred to collectively in this Exhibit as the “License.” Actual access to the System by the Fund or any Fund User will be subject to the use of login names and security passwords as described in Section 2(c).   If the System implemented for the Fund permits access to the services and web sites of third parties (“Third Party Sites”), such Third Party Sites shall be governed by the terms and conditions contained at such Third Party Sites.  This Exhibit does not confer any right to use or access any Third Party Sites and any such right of use and access can only be granted pursuant to the terms and conditions contained at the Third Party Sites.  For the avoidance of doubt, the License shall immediately terminate upon the termination of the Agreement or this Exhibit.

(b)        Limitations on Access License.  In addition to the limitations described in Section 2(a) above, the License is limited as follows:

(i)           Neither the Fund nor any Fund User may in any way sell, lease, rent, license, sublicense or otherwise distribute the Services, the System, the System Information or any part thereof or the right to use the Services, the System, System Information or any part thereof to any person or entity.

(ii)           Except for the License and as may otherwise specifically be described herein, PNC does not by this Exhibit grant to the Fund or any Fund Users any right, title or ownership interest in and to the System or in any related intellectual property rights in and to the System, including, without limitation, any software, source code, designs, formulas, procedures, methods, apparatus, ideas, inventions, creations, improvements, works of authorship or other similar materials, copyrights, patents, trade secrets, trademarks, service marks, trade names and other proprietary rights relating thereto (collectively, “Intellectual Property Rights”).

(c)        Passwords.  Upon execution of the Agreement, PNC will authorize the Fund to assign user names and passwords to Fund Users to access the System solely in order to make use of the System as contemplated by this Exhibit.  Neither the Fund nor any Fund User may assign or disclose user names or passwords to any third party.  In the event of any unauthorized use of user names and/or passwords, including, without limitation, permitting any person/firm not associated with the Fund access to the System through a Fund-controlled user name and/or password, PNC or Coates shall have the right to immediately (and without notice) suspend or revoke any Fund User’s access to the System.  The parties acknowledge that violation of this Section would cause irreparable harm to PNC and Coates not adequately compensable by monetary damages and, accordingly, injunctive relief shall be available to PNC and Coates without necessity of posting bond, to prevent any actual or threatened violations.  PNC and Coates’ rights and remedies set forth herein are in addition to, and not in lieu of, any and all other rights and remedies available to PNC and Coates at law or in equity.   The Fund will notify PNC immediately when a Fund User is no longer affiliated with the Fund.  However, it will be the responsibility of the Fund to eliminate user files for any Fund User who is no longer employed or engaged by the Fund.

3.	Fund Cooperation.

(a)        The Fund will make its employees, directors and trustees and all other Fund Users available to PNC and/or Coates in connection with customizing the System for the Fund (e.g., the initial System dashboards in accordance with the Fund’s approved metrics, threshold values, data sources, measurement frequency, and access levels).

(b)        The Fund shall provide, and shall cause all applicable Data Sources to provide, to PNC and/or Coates the documents to be linked to System dashboards as well as the Raw Data that are the basis for dashboard metrics.

(c)        The Fund shall provide PNC and/or Coates access to, or authorization for access to, the Raw Data and shall direct each Data Source to provide such data to Coates’ third-party data vendor(s) in accordance with PNC and/or Coates’ instructions.  The Fund shall ensure that such Raw Data is de-identified (i.e., stripped of personally identifying information).  The Fund covenants and agrees that neither the Fund nor any Data Source will provide or grant to PNC and/or Coates or any PNC and/or Coates’ third-party data vendor access to any information that is subject to any privacy law.

(d)        The Fund shall have no right, title or interest in such data or data Coates purchases from third-party sources, even if such data is used to drive the System indicator displays, as such rights will be controlled by the agreements between Coates and such third-party sources.

4.         Processing of Data.

(a)        The Fund and Fund Users will use the System to obtain financial performance information (the “Processed Data”) processed and/or created by Coates.  In order for Coates to create this Processed Data, Coates requires that Raw Data be fed to Coates electronically from Data Sources selected by the Fund. To facilitate this, during the Term, the Fund:

(i)           Hereby grants to Coates the right to download, store and use the data to be provided by one or more Data Sources;

(ii)           Shall execute and deliver to PNC and/or Coates such instruments as may from time to time be required by such Data Sources in order for Coates to download, store, access and use the Raw Data;

(iii)           Shall be responsible for any and all costs and expenses of providing Coates with access to the Raw Data during the Term, including, without limitation, any and all access fees charged by the Data Sources; and

(iv)           Shall be responsible for obtaining any third-party consents that may be required for use of the Raw Data under applicable law.

5.         Enhancements and Modifications.

(a)        During the Term, PNC will make available to the Fund and Fund Users enhancements to the System as follows:

(i)           Updates.  At no additional charge, modifications to the System, as and when released by Coates, for the purpose of servicing or correcting any problems, errors or defects relating to the System, or enabling the System to support new protocols or new operating systems with which it is designed to interface.

(ii)           Enhancements.  At no additional charge, unless such services are not included in the Services described in Schedule A attached hereto, new features, routines, procedures and capabilities of the System that Coates makes generally available to its clients as part of its standard maintenance services.

(iii)           Special Fund Customizations.  At the request of the Fund, if such request is accepted in writing by PNC and/or Coates, Coates shall develop specific customizations not included as part of the standard System (“Special Customizations”) for an additional fee charged at Coates’ then-standard development rates.  The parties agree to use commercially reasonable efforts to make available sufficient personnel and other resources to develop and implement the Special Customizations to the System in a timely and efficient manner.  Without limiting the foregoing, the Fund agrees to provide all assistance reasonably requested by PNC and/or Coates in connection with the design and testing of customized functionality requirements and conversion/interfacing of data for use with the System.

(iv)           New functionality.  PNC and/or Coates may from time to time offer enhancements to the System, not specifically requested by the Fund, that add significant additional functionality, capabilities or services. The Fund shall determine whether to accept such new functionality in its sole discretion. Should the Fund decide to accept such new functionality, it will be made available to the Fund for a fee to be mutually agreed upon in writing.

6.	Fees, Taxes, Invoices

(a)       Fees.   For the services made available by PNC pursuant to this Exhibit, the Adviser, on behalf of the Fund, shall pay to PNC the fees (the “Fees”) provided for in the writing referenced in Section 9(a) of the Agreement (the “Fee Agreement”).  Such Fees are exclusive of and do not include any taxes, duties, or similar charges.  The Adviser, on behalf of the Fund, agrees to pay or reimburse PNC for all federal, state, dominion, provincial, or local sales, VAT, use, personal property, import, export, excise or other taxes, fees, or duties arising out of this Exhibit or the transactions contemplated by this Exhibit, except that the Adviser and/or the Fund shall have no liability for taxes on the net income of any other party. PNC reserves the right to pass through and invoice the Adviser, on behalf of the Fund, for increases in such fees imposed by Coates upon 30 days’ advance notice (such increases not to occur more than once a calendar year) or upon renewal of the Agreement.  If the Fund does not consent to such fee increases, then the Fund’s sole and exclusive remedy is to terminate Services under this Exhibit and pay all amounts due and owing through the date of such termination.

(b)       Special Customizations.  Unless otherwise agreed upon in writing by PNC and the Fund, all fees (if any), expenses and other charges billable to the Adviser, on behalf of the Fund, for Special Customizations will be invoiced to the Adviser, on behalf of the Fund, as mutually agreed in writing.

(c)        Tax.  The Fees are exclusive of all taxes, levies or duties, and the Adviser, on behalf of the Fund, shall be responsible for payment of same, excluding only U.S. taxes based upon PNC’s or Coates’ income.  If PNC and/or Coates has the legal obligation to pay or collect taxes for which the Fund is responsible pursuant to this Exhibit, the appropriate amount shall be invoiced to and paid by the Adviser, on behalf of the Fund, unless the Fund provides PNC with a valid tax exemption certificate authorized by the appropriate taxing authority.

(d)        Invoice Procedure.  All Fees will be invoiced to the Adviser, on behalf of the Fund, in accordance with the payment schedule specified in the Fee Agreement. If the Fee Agreement does not include a Fee payment schedule, the Fees will be invoiced on a monthly basis.  In addition, unless otherwise agreed upon in writing by PNC and the Fund, all other fees (if any), expenses and other charges billable to the Fund will be invoiced to the Adviser, on behalf of the Fund, on a monthly basis.  The Adviser, on behalf of the Fund, shall pay all Fees and additional invoiced amounts in full without any right of set-of or deduction.  Any invoice that remains unpaid more than thirty (30) days after the invoice date shall bear interest from the invoice date at the lesser of one and one-half percent (1.5%) per month or the highest amount allowed by applicable law.

7.	Proprietary Rights.

(a)        Raw Data. All Raw Data shall at all times be owned by and remain the property of either the Data Sources or the Fund, as their rights and interests may appear; provided that PNC and Coates shall have the right to copy, store, display, modify or otherwise make use of such data as necessary to fulfill its obligations under this Exhibit.  Upon any termination of this Exhibit, PNC and Coates shall cease to use or process any Raw Data and, upon the written request and expense of the Fund and subject to the rights of the Data Sources from which the Raw Data was obtained, shall deliver the Raw Data to the Fund in whatever format, if any, it exists at that time, provided that the Fund acknowledges that neither PNC nor Coates shall have any obligation to retain or store Raw Data.  Notwithstanding the foregoing, PNC and Coates shall be permitted to maintain a copy of the Raw Data solely for archival or record retention purposes or as otherwise required by applicable laws or regulations.

(b)        Processed Data.  All Processed Data shall at all times remain the exclusive property of the Fund, provided that PNC and Coates shall have the right to copy, store, display, modify or otherwise make use of such Processed Data as necessary to fulfill its obligations under this Exhibit and as otherwise specified herein.  Notwithstanding the foregoing, PNC and Coates shall be permitted to maintain a copy of the Processed Data solely for archival purposes or as otherwise required by applicable laws or regulations.

(c)        System.  Subject to the limited licenses and rights specifically granted to the Fund herein, the System shall at all times remain the exclusive property of Coates or its affiliates, free from any claim or retention of rights thereto on the part of the Fund, Fund Users or any other person or entity whatsoever.  Neither the Fund nor any Fund User is authorized to sell, rent, lease, lend, assign, sublicense or otherwise transfer any rights in or to the System, to reproduce the System, or to modify, reverse engineer, decompile or disassemble the System or any part thereof or otherwise attempt to derive source code therefrom, and shall not authorize any third party to do any of the foregoing.  Except as otherwise specifically provided herein, nothing in this Exhibit shall be construed to grant to the Fund, any Fund Users or any other person or entity any right, title or ownership interest in and to the System or any Intellectual Property Rights relating thereto.

(d)        Works Not Made for Hire.  The System, whether or not subject to protection under federal copyright or other law, shall not constitute “work made for hire” (as that term is defined in the United States Copyright Act, 17 U.S.C. 101), all rights to which are owned by Coates or its affiliates; and, in any event, the Fund hereby assigns to Coates any and all of its rights, title and interest therein.

(e)        Future Proprietary Rights.  Coates’ development of the System and performance of this Exhibit may result in the development by Coates of new proprietary trade secrets, concepts, methods, techniques, processes, adaptations and ideas.  Except as otherwise specifically provided herein, the parties agree that the foregoing shall belong exclusively to Coates.

(f)        Nonexclusivity.  All rights not expressly granted under this Exhibit are reserved by PNC and Coates, including but not limited to the right to contract with any other parties for services similar to those being performed under this Exhibit.

8.         Disclaimers.  EXCEPT AS SET FORTH IN THIS EXHIBIT, PNC AND COATES EXPRESSLY DISCLAIM, AND THE FUND HEREBY EXPRESSLY WAIVES, ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE. PNC AND COATES DO NOT WARRANT THAT THE SYSTEM WILL MEET THE FUND’S REQUIREMENTS OR THAT THE OPERATION OF THE SYSTEM WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT ERRORS IN THE SYSTEM WILL BE CORRECTED. PNC’S AND COATES’ LIMITED WARRANTY IS IN LIEU OF ALL LIABILITIES OR OBLIGATIONS OF PNC AND COATES FOR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE INSTALLATION, USE OR PERFORMANCE OF THE SYSTEM. THE PARTIES AGREE THAT FAILURE TO PERFORM SERVICES IN ACCORDANCE WITH THE SPECIFICATIONS SHALL NOT BE CONSIDERED A FAILURE OF THE ESSENTIAL PURPOSE OF THE REMEDIES CONTAINED HEREIN. EXCEPT FOR THE ABOVE LIMITED WARRANTY, THE ENTIRE RISK OF THE SYSTEM’S QUALITY AND PERFORMANCE, AND DECISIONS MADE BASED ON USE OF THE SYSTEM, IS WITH THE FUND.

9.         Coates Rights.  Coates is an intended third-party beneficiary of the provisions of this Exhibit which specifically reference Coates.

10.       Limited Scope of Exhibit.  The terms of this Exhibit shall be construed to apply solely with respect to the rights and obligations of the parties as set forth in this Exhibit.

[end of Exhibit B]

SCHEDULE A

System and Services

The System includes the following:

•	Intelligent Dashboard™ display will include metrics to be agreed-upon by the parties. These metrics will be grouped to Categories agreed upon by the parties (i.e. IRS, SEC, and Prospectus Compliance).
•	System maintenance utilities.
•	Dashboard maintenance and set up utilities.
•	Compliance Vault file management, storage and organization tool.
•	Email management utility.
•	The data analysis utility which drives the dashboard display.

The Services include the following professional services:

•	The Fees include initial setup to:
o	Work with the Fairholme to gather the associated data.
o	Set up initial Fund Users.
o	Establish the dashboard components, which will require –
▪	Defining metrics to be displayed.
▪	Adding contact information for users.
▪	Defining metric threshold values.
▪	Setting up “Compliance Vault” menus.
o	Attach documents provided by Fairholme to the appropriate metrics.
o	Conduct User training at Fairholme’s principal office or by phone or at a mutually convenient site.

The Services include the following maintenance services:

•	Web site maintenance as well as of the utilities associated with the System.
•	Maintenance of Fund-specific customization (i.e., once customization is performed by Coates in a time and materials basis).
•	Access to new features, routines, procedures, capabilities of the System that Coates makes generally available to its clients.
•	Quarterly user file clean up, archiving non-essential documents, archiving dashboards, updating Fund contacts, updating web site links to Fund material.
•
Upon notice to Coates of any errors, during its normal business hours Coates will use reasonable efforts to correct such errors which are reproducible and verifiable by Coates, excluding any errors caused by uses of the System which were not in accordance with its Specifications.

The Services include the delivery of the following:

•	Customized display of the Intelligent Dashboard for layout, look, feel and texture, as requested in writing by Fairholme and accepted by Coates.
•	Secure user access.
•	Documents linked to the Intelligent Dashboard.
•	The functionality to audit the data, which functionality Coates provides System users generally.